Exhibit 21

SUBSIDIARIES OF EXODUS MOVEMENT, INC.	JURISDICTION OF
As of June 30, 2024	INCORPORATION
Proper Trust AG	Switzerland
Osmium Europe B.V.	Netherlands
3ZERO, LLC	Delaware
OSMIUM, LLC	Delaware